Exhibit 10.33
PACIFIC BIOSCIENCES OF CALIFORNIA, INC. OUTSIDE DIRECTOR COMPENSATION POLICY
Effective as of April 6, 2024
Pacific Biosciences of California, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not Employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2020 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This Policy will be effective as of April 6, 2024 (such date, the “Effective Date”).
1.CASH COMPENSATION

Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $40,000. There are no per- meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in equal installments in advance.
Committee Annual Cash Retainer
As of the Effective Date, each Outside Director who serves as the lead Outside Director or Board chair, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees (paid quarterly in equal installments in advance) as follows:

Lead Independent Director/Board Chair:	$40,000
Chair of Audit Committee:	$20,000
Member of Audit Committee:	$10,000
Chair of Compensation Committee:	$14,000
Member of Compensation Committee:	$7,000
Chair of Corporate Governance and Nominating Committee:	$10,000
Member of Corporate Governance and Nominating Committee:	$5,000
Chair of Science and Technology Committee:	$10,000

Member of Science and Technology Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will not receive both the additional annual fee as the chair of the committee and the additional annual fee as a member of the committee.
2.EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)Initial Awards. Subject to adjustment pursuant to the applicable terms of the Plan, each individual who first becomes an Outside Director following the Effective Date automatically will be granted an Award of Nonstatutory Stock Options (an “Initial Option Award”) and an Award of Restricted Stock Units (an “Initial RSU Award,” and together with the Initial Option Award, the “Initial Awards”) that have an aggregate Value (as defined below) as of such Initial Awards’ grant date equal to $450,000, with the Initial Option Award having a Value equal to fifty percent (50%) of such dollar amount and the Initial RSU Award having a Value equal to fifty percent (50%) of such dollar amount; provided that in no event will the aggregate number of Shares subject to the Initial Awards granted to an Outside Director exceed 127,000 Shares. The Initial Awards will be made on the first date on which such individual first becomes an Outside Director (the first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an Employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to any Initial Awards. Each Initial Option Award will be scheduled to vest as to one-third (1/3rd) of the Shares subject to the Initial Option Award on the one (1) year anniversary of the Outside Director’s Initial Start Date, and thereafter, in equal installments on a monthly basis for the next twenty-four (24) months on the same day of the month as the Outside Director’s Initial Start Date (or if a particular month does not have a corresponding day within that month, then the last day of that month), in each case subject to the Outside Director continuing to be a Director through the applicable vesting date. Each Initial RSU Award will be scheduled to vest as to one-third (1/3rd) of the Shares subject to the Initial RSU Award on the one (1), two (2), and three (3) year anniversaries of the Outside Director’s Initial Start Date, in each case subject to the Outside Director continuing to be a Director through the applicable vesting date.
(c)Annual Awards. Subject to adjustment pursuant to the applicable terms of the Plan, effective as of the date of each Annual Meeting (as defined below) occurring after the Effective Date (an “Annual Meeting Date”), each individual who is an Outside Director as of such date will be automatically granted an Award of Nonstatutory Stock Options (the “Annual Option Award”) and an Award of Restricted Stock Units (the “Annual RSU Award,” and together with the Annual Option Award, the “Annual Awards”) with an aggregate Value as of such Annual Awards’ grant date equal to $200,000, with the Annual Option Award having a Value equal to fifty percent (50%) of such dollar amount and the Annual RSU Award having a Value equal to fifty percent (50%) of such dollar amount; provided that in no event will the aggregate number of Shares subject to the Annual Awards granted to an Outside Director as of an Annual Meeting Date exceed 55,000 Shares. Further, the Value of the first Annual Awards to be granted to an Outside Director will be prorated based on the number of months of continuous service such Outside Director provided as a member of the Board during the twelve (12) month period immediately preceding such Annual Meeting Date (with any partial month of service provided rounded up to the nearest whole month) to the extent such individual’s service as a member of the Board commenced after the date of the immediately preceding Annual Meeting. For purposes of clarity, an individual who is an Outside Director as of an Annual Meeting Date who resigns from such Outside Director role or otherwise ceases to be an Outside Director as of such date, will not be granted any Annual Awards on such date, and an individual who first becomes an Outside Director as of an Annual Meeting Date will be eligible to receive Initial Awards pursuant to subsection (b) above but not any Annual Awards with respect to such Annual Meeting Date. The Annual Option Award will be scheduled to vest monthly over one (1) year, on the same day of the month as the Annual Option Award’s date of grant (or if a particular month does not have a corresponding day within that month, then the last day of that month) or if earlier, on the date of the next annual meeting of the Company’s stockholders occurring after the Annual Award’s date of grant, provided such Outside Director continues to serve as a Director through the applicable vesting dates. The Annual RSU Award will be scheduled to vest on the one (1) year anniversary of the Annual RSU Award’s date of grant or if earlier, on the date of the next annual meeting of the Company’s stockholders occurring after the Annual Award’s date of grant, provided such Outside Director continues to serve as a Director through such vesting date.
(d)Value. For purposes of this Policy, “Value” means, with respect to an Award or Options or Restricted Stock Units, its grant date fair value (determined in accordance with U.S. generally accepted accounting principles), or such other methodology the Board or Compensation Committee may determine prior to the grant of the Award becoming effective, as applicable; provided, however, that any Award of Options or Restricted Stock Units will cover only a whole number of Shares, such that any fractional Share that otherwise would result from a given Value will be rounded down and will not become subject to such Award. For purposes of clarity, in the event that the Share limit set forth in subsection (b) or (c) above is exceeded, then the aggregate Value of the Initial Awards or Annual Awards, as applicable, will be reduced (while the 50/50 mix of Options and Restricted Stock Units based on Value is maintained) until the aggregate number of Shares subject to such Awards ceases to exceed such Share limit.
(e)Other Terms of Awards. For purposes of this Policy, “Annual Meeting” means an annual meeting of the Company’s stockholders (after giving effect to any postponements and adjournments with respect thereto). Each Award granted under this Policy will be evidenced by the applicable form of Award agreement as approved by the Board or the Compensation Committee of the Board, as applicable, for use thereunder. The per Share exercise price of an Option granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the Option’s date of grant. The maximum term to expiration of an Option granted under this Policy will be ten (10) years, subject to earlier termination as provided in the Plan and the Award agreement governing the terms of the Option. Awards granted pursuant to this Policy are subject to the terms and conditions of the Plan, including for clarity, and without limitation, that the number of Shares to be covered by an Award is subject to the number of Shares available for issuance under the Plan as of the grant date of such Award (and accordingly, will be subject to reduction on a prorated basis to the extent Awards to be granted pursuant to the Policy as of a given date would cover a number of Shares that exceeds the number of Shares available for issuance under the Plan).
3.ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
4.ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.
5.LIMITATIONS

No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of this Section.
6.SECTION 409A
In no event will cash payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, obligation, or liability to reimburse, indemnify, or hold harmless an Outside Director for any taxes imposed, or other costs incurred, as a result of Section 409A.
7.REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity-based or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.
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